EXHIBIT 99.1
Corporate News

Investors:	Valerie Haertel	Media:	Lowell Weiner
	201.269.5781		201.269.6986
	valerie_heartel@medco.com		lowell_weiner@medco.com
Medco, UnitedHealth Group Announce Pharmacy Services Agreement
FRANKLIN LAKES, N.J., April 22, 2008 — Medco Health Solutions, Inc., (NYSE:MHS) today announced it has reached agreement with UnitedHealth Group to provide pharmacy benefit services through Dec. 31, 2012.
“We look forward to the next generation of collaboration with UnitedHealth Group, delivering innovative, world-class pharmacy services,” said David B. Snow Jr., Medco chairman and CEO. “This agreement advances our relationship and includes new terms that provide clear alignment around serving UnitedHealth Group’s integrated commercial medical and pharmacy business.”
Added Stephen J. Hemsley, UnitedHealth Group president and CEO: “We have always viewed Medco as a valued partner, and we look forward to advancing our relationship as we work together to serve the complex needs of our customers and the growing needs of consumers. ”
About Medco
Medco Health Solutions, Inc., (NYSE:MHS) is the nation’s leading pharmacy benefit manager based on its 2007 total net revenues of more than $44 billion. Medco’s prescription drug benefit programs, covering one in five Americans, are designed to drive down the cost of pharmacy health care for private and public employers, health plans, labor unions and government agencies of all sizes, and for individuals served by the Medicare Part D Prescription Drug Program. Medco, the world’s most advanced pharmacy™, is positioned to serve the unique needs of patients with chronic and complex conditions through its Medco Therapeutic Resource Centers®; its diabetes pharmacy care practice, Liberty Medical; and its specialty pharmacy operation, Accredo Health Group, Inc. Medco is the highest-ranked independent pharmacy benefit manager on the 2007 Fortune 500 list. On the Net: http://www.medco.com.
About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a Fortune 50 diversified health and well-being company dedicated to making health care work better. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide. Visit www.unitedhealthgroup.com for more information.
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. # # #